Exhibit 10.6A
CHANGE IN CONTROL AGREEMENT
     This CHANGE IN CONTROL AGREEMENT (the “Agreement”) is entered into as of _________, 200___, between GO DADDY SOFTWARE, INC., an Arizona corporation (“Company”), and _________ (“Executive’’) to be effective as of ________200___ (the “Effective Date”).
RECITALS:
     A. Executive has served as the _________ of the Company.
     B. Company considers the maintenance of a sound and vital management to be essential to protecting and enhancing the best interests of Company and its shareholder. Company recognizes that identifying possible merger candidates, preparing for a public offering, or other changes in the Company’s structure may be unsettling to Executive and other certain senior executives of Company and may result in the departure or distraction of management personnel to the detriment of Company and its shareholder. The board of directors (“Board”) has previously determined that it is in the best interests of Company and its shareholder for Company to minimize these concerns by entering into this Change in Control Agreement with Executive, to provide Executive with a continuation of benefits in the event Executive’s employment with Company terminates under certain limited circumstances. In exchange, Executive has agreed to continue his/her employment with Company under the terms of this Agreement.
     NOW, THEREFORE, in consideration of the promises, covenants and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
I.	ACCELERATED VESTING OF STOCK OPTIONS; CONTINUED RECEIPT OF BENEFITS.
     (a) Immediate Vesting of Stock Options. Notwithstanding anything to the contrary contained in the Parsons Advanced Holdings, Inc. July 16, 2002 Stock Option Plan, as of the Effective Date, Executive shall be entitled to exercise his/her stock options, upon a change in control, as follows:
(i)	Change in control Vesting Acceleration. In the event of a change in control, as definied in Section III (“Change in Control”), after the Effective Date of this Agreement, any and all unvested Stock Options held by Executive shall become 100% vested and exercisable, except as set forth in Section III, subject to the following subparagraph:

(ii)	Exercisability upon Change in Control. No Options held by Executive are transferable by Executive upon a Change in Control otherwise than by will or the laws of descent and distribution.

     (b) Continued Receipt of Benefits and Compensation. Upon a Change in Control, Executive will receive the same salary, bonus eligibility and bonus structure, benefits (including the same or substantially similar levels of health, life, disability and retirement benefits) and other perquisites as Executive was receiving immediately prior to the Change in Control, as long as Executive continues to perform the same job function. Executive shall be entitled to hold the same or substantially similar job titles, offices and authority, and shall continue to be based in the same or substantially the same geographic location as immediately prior to the Change in control.
II.	RECEIPT OF BENEFITS IN EVENT OF TERMINATION UPON CHANGE IN CONTROL.
     (a) Receipt of Benefits. Executive is entitled to receive a severance benefit if Executive is terminated after a Change in Control or as a result of a Change in Control. The Company will provide Executive with the following benefits.
     (1) A lump sum severance payment, paid within ten (10) days following Executive’s last day of work, equal to the sum of:
     (i) any bonus compensation, including deferred bonuses, to which Executive would have been entitled under the Company’s bonus plan; plus
     (ii) an amount equal to the salary Executive received during the most recent twelve-month period; plus
     (iii) an amount equal to all sums Executive received as bonus compensation during the most recent twelve (12)-month period.
     (2) Executive shall continue to have the use of any leased automobile provided by Company until the natural expiration of such lease, with all lease payments and insurance premiums paid by Company. At the expiration of such lease, Executive shall have the right, in Executive’s sole discretion, to acquire such automobile or return it to the dealer, in accordance with the provisions of the automobile lease.
     (3) Nothing in this Agreement shall be deemed to limit or eliminate any other benefits (such as COBRA) to which Executive may be entitled by law or any other agreement between Executive and the Company.
III.	CHANGE IN CONTROL DEFINED.
     For purposes of this Agreement, a “Change in Control” means any one or more of the following events:

     (1) The common stock of the Company is listed and publicly traded on any stock exchange within the United States. However, If Robert R. Parsons retains at least 50% controlling interest in the Company as of the date the Company is listed and publicly traded on any stock exchange within the United States, then fifty (50%) percent (not one hundred percent (100%)) of the unvested options in each option grant become vested; or
     (2) The completion of one or more transactions by which any person or entity (and his, her, or its affiliates) becomes the beneficial owner of more than 50% of the voting power of the Company’s securities; or
     (3) Any merger, consolidation or liquidation of the Company in which the Company is not the continuing or surviving company or pursuant to which stock would be converted into cash, securities or other property, other than a merger of the Company in which the holders of the shares of stock immediately before the merger have the same proportionate ownership of common stock of the surviving company immediately after the merger; or
     (4) The shareholder of the Company approves any plan or proposal for the liquidation or dissolution of the Company; or
     (5) Substantially all of the assets of the Company are sold or otherwise transferred to parties that are not within a “controlled group of corporations” (as defined in Section 1563 of the Internal Revenue Code) in which the Company is a member at the time of such sale or transfer.
IV.	DISPUTE RESOLUTION.
     (a) Mediation. Any and all disputes arising under, pertaining to or touching upon this Agreement, or the statutory rights or obligations of either party hereto, shall, if not settled by negotiation, be subject to non-binding mediation before an independent mediator. Notwithstanding the foregoing, both Executive and Company may seek preliminary injunctive or other judicial relief if such action is necessary to avoid irreparable damage during the pendency of the proceedings described in this Article IV. Any demand for mediation shall be made in writing and served upon the other party to the dispute, by certified mail, return receipt requested, at the address specified in Article IV. The demand shall set forth with reasonable specificity the basis of the dispute and the relief sought. The mediation hearing will occur at a time and place convenient to the parties in Maricopa County, Arizona, within thirty (30) days of the date of selection or appointment of the mediator. Mediation or the waiver of mediation by both parties shall be a condition precedent to Arbitration.
     (b) Arbitration. In the event that the dispute is not settled through mediation, the parties shall then proceed to binding arbitration before an independent arbitrator. The mediator shall not serve as the arbitrator. ALL DISPUTES INVOLVING ALLEGED UNLAWFUL EMPLOYMENT DISCRIMINATION, TERMINATION BY ALLEGED

BREACH OF CONTRACT OR POLICY, OR ALLEGED EMPLOYMENT TORT COMMITTED BY COMPANY OR A REPRESENTATIVE OF COMPANY, INCLUDING CLAIMS OF VIOLATIONS OF FEDERAL OR STATE DISCRIMINATION STATUTES OR PUBLIC POLICY, SHALL BE RESOLVED PURSUANT TO THIS ARTICLE IV AND THERE SHALL BE NO RECOURSE TO COURT, WITH OR WITHOUT A JURY TRIAL.
The arbitration hearing shall occur at a time and place convenient to the parties in Maricopa County, Arizona, within sixty (60) days of selection or appointment of the arbitrator unless such time period is extended by the arbitrator for good cause shown. The arbitration shall be governed by the National Rules for the Resolution of Employment Disputes of the American Arbitration. Association (“AAA”) in effect on the date of the first notice of demand for arbitration. Notwithstanding any provisions in such rules to the contrary, the arbitrator shall issue findings of fact and conclusions of law, and an award, within fifteen (15) days of the date of the hearing unless the parties otherwise agree.
     (c) Indemnity. Except for Executive’s gross negligence or willful misconduct, Company agrees to indemnify, defend and save Executive in the discharge of Executive’s duties or the provisions of this Agreement, completely harmless in respect to any action, cause of action, suit, debt, cost, expense, claim, or demand whatsoever brought by any third person whomsoever, at law or in equity, in connection with the Company or the performance by Executive of any and all of Executive’s obligations under this Agreement or Executive’s professional duties, including without limitation, paying the legal fees and costs of any litigation, arbitration or mediation, conducted by counsel of Executive’s choosing reasonably acceptable to Company. Executive shall have no liability to Company for errors, acts or omissions of Executive in the good-faith exercise of Executive’s reasonable business judgment. This indemnity provision shall survive the termination of this Agreement and the termination of Executive’s employment with the Company.
V. BENEFIT AND BINDING EFFECT
     This Agreement shall inure to the benefit of and be binding upon Company, its successors and assigns, including but not limited to any company, person, or other entity which may acquire all or substantially all of the assets and business of Company or any company with or into which Company may be consolidated or merged, and Executive, and Executive’s heirs, executors, administrators, and legal representatives, provided that the obligations of Executive may not be delegated.
VI. NOTICES
     All notices hereunder shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid and return receipt requested:

If to Company, to:	GO DADDY SOFTWARE, INC.

Attn: Legal Department
14455 N. Hayden Road, Ste. 219
Scottsdale, AZ 85260

If to Executive, to:

Either party may change the address to which notices are to be sent to it by giving ten (10) days written notice of such change of address to the other party in the manner above provided for giving notice. Notices will be considered delivered on personal delivery or on the date of deposit in the United States mail in the manner provided for giving notice by mail.
VII. ENTIRE AGREEMENT
     The entire understanding and agreement between the parties has been incorporated into this Agreement, and this Agreement supersedes all other agreements and understandings between Executive and Company with respect to the relationship of Executive with Company, except with respect to other continuing or future bonus, incentive, stock option, health, benefit and similar plans or agreements.
VIII. GOVERNING LAW
     This Agreement shall be governed by and interpreted in accordance with the laws of the State of Arizona.
IX. SEVERABILITY
     If any one or more of the provisions or parts of a provision contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity or unenforceability shall not affect any other provision or part of a provision of this Agreement, but this Agreement shall be reformed and construed as if such invalid, illegal or unenforceable provision or part of a provision had never been contained herein and such provisions or part thereof shall be reformed so that it would be valid, legal and enforceable to the maximum extent permitted by law unless the Agreement, as so reformed, does not reflect the original intent of the parties hereto. Any such reformation shall be read as narrowly as possible to give the maximum effect to the mutual intentions of Executive and Company.
X. TERMINATION OF EMPLOYMENT
     The termination of this Agreement by either party also shall result in the termination of Executive’s employment relationship with Company in the absence of an express written agreement providing to the contrary. Neither party intends that any oral employment relationship continue after the termination of this Agreement.

XI.	NO CONSTRUCTION AGAINST EITHER PARTY
       This Agreement is the result of negotiation between Company and Executive and both have had the opportunity to have this Agreement reviewed by their legal counsel and other advisors. Accordingly, this Agreement shall not be construed for or against Company or Executive, regardless of which party drafted the provision at issue. The language in all parts of this Agreement shall in all cases be construed as a whole according to its fair meaning and not strictly for or against either party.
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     IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the Effective Date.

GO DADDY SOFTWARE INC., an Arizona corporation

By:

Chief Executive Officer

EXECUTIVE: